UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.   20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)   July 6, 2010

CENTRAL VERMONT PUBLIC SERVICE CORPORATION
(Exact name of registrant as specified in its charter)

Vermont (State or other jurisdiction of incorporation)	1-8222 (Commission File Number)	03-0111290 (IRS Employer Identification No.)

77 Grove Street, Rutland, Vermont               05701
(Address of principal executive offices)          (Zip Code)

Registrant’s telephone number, including area code (800) 649-2877

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangement of Certain Officers.

On July 8, 2010 the Company issued the following news release:

Central Vermont Public Service
NEWS RELEASE
Contact: Steve Costello: (802) 747-5427 work    (802) 742-3062 pager
For Immediate Release: July 8, 2010

Young announces retirement plans; CV plans national search
Bob Young, who as president led Central Vermont Public Service (NYSE-CV) through a cultural, service and environmental transformation, today announced his planned retirement.  Young will remain as chairman, president and chief executive officer until next May to allow for an orderly search and transition.

“Bob turned CV into a lean, progressive and caring company that placed customer service, reliability, the environment and corporate citizenship as its cornerstones,” said Lead Director Bill Sayre.  “Through his leadership, CV became one of the most respected and professional utilities in the U.S., and has provided a solid value for shareholders and customers alike.”

Sayre said Russell Reynolds Associates, a leading executive search firm, will assist CV with an internal and national search for Young’s successor.  CV’s ongoing succession planning should ensure a smooth process, Sayre said.  CV announced Young’s plans now so the company could begin the search.

“We have detailed succession plans for our key positions, so we expect an orderly transition,” Sayre said.  “Bob’s successor will be named around the end of the year and will work alongside Bob until his retirement at the 2011 annual meeting in May.”

Young became president at a difficult time, on Dec. 31, 1995.  CV faced a national push toward utility restructuring; rate pressures weighed heavily; employee numbers were high and morale was low; CV was often perceived as out of touch with Vermont values; and regulatory conflicts were common.

“Bob ended ‘business as usual,’” Sayre said.  “There were plenty of hurdles along the way, and it took time, but Bob had a vision, and he transformed CVPS into a world-class utility and business, and customers, shareholders and the state of Vermont have benefited.”

Under Young, CV:
•	Was recognized by Forbes as one of 100 most trustworthy companies in the U.S.
•	Provided an unbroken record of quarterly shareholder dividends.
•	Met all 17 of its service quality standards since their inception in 2002, the state’s best record.
•	Implemented alternative ratemaking, in consort with state regulators, which created incentives to control customer costs while improving recovery of legitimate expenses for shareholders.
•	Developed core values – seize opportunities, talk straight and deliver – to align customer and shareholder concerns, improve morale and ensure accountability and integrity.
•	Reorganized every department in the company, reducing staff from 620 to 530.
•	Controlled costs and rates. In the past decade, rates have risen just 11 percent, compared to 28 in the Consumers’ Price Index and 81 percent in the CPI for energy.

•	Reorganized and improved storm recovery and won the Edison Electric Institute’s Emergency Recovery Award in 2007 and 2008.
•	Repaired troubled relations with the International Brotherhood of Electrical Workers Local 300.
•	Created CVPS Cow Power™, the nation’s first manure-to-energy customer choice program and the Department of Energy’s 2009 Utility Green Power Program of the Year.
•	Developed one of the cleanest energy mixes in the U.S., with virtually no reliance on fossil fuels.
•	Built Catamount Energy into a leading renewable developer and sold it for $60 million.

Young led an environmental renaissance and encouraged employees to reduce environmental impacts and improve wildlife habitat.

During Young’s tenure, CV:
•	Won the National Arbor Day Foundation’s Tree Line USA Award eight straight years.
•	Developed an extensive program that helped restore endangered ospreys to Vermont.
•	Worked as a full partner in the Vermont Bald Eagle Restoration Initiative.
•	Created CVPS plug ‘n go™, the first utility program for hybrid and electric plug-in vehicles.
•	Became the first utility in the country to replace fossil-based chainsaw oil with animal-based oil.

Young reinvigorated CV’s civic commitments.  CV doubled shareholders’ annual donations to CVPS Shareheat; developed five company-organized annual community events including food drives, a coat drive and the Gift-of-Life Marathon Blood Drive; provided major funding and employee expertise to restore the Paramount Theatre; and tied corporate giving to employee volunteerism to support employees’ efforts.

“I have been blessed by an extraordinary team,” Young said.  “Our employees’ work ethic and performance are second to none, and our executive group is among the best in the business.  Together we have overcome tremendous obstacles – financial, cultural and imposed by Mother Nature.  I will leave knowing that my successor will inherit a company that reaches for excellence in everything it does.”

Young, who will turn 64 shortly after his retirement, said his decision was made with his wife, Vicky, after months of discussion.  “The CV board has been extremely supportive,” Young said.  “Vicky and I simply feel the time is right – 15 years at the helm is long enough.  We want to make our children and grandchildren our focal points, and devote a little more of our energy to some of our other interests, including the arts and community service.  I also expect to keep my hand in the energy-utility industry.”

Young joined CV as vice president of finance and administration in 1987.  He was promoted to senior vice president of finance and administration and chief financial officer in 1988; executive vice president and chief operating officer in 1993; and president and CEO in December 1995.  He has served as chairman of the board since 2009.  Young began his career at Bechtel Power Corp in 1970.  He later worked for Bay State Gas Co., Arlington Exploration Company and Arthur D. Little Inc. before joining CV.

SIGNATURE Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTRAL VERMONT PUBLIC SERVICE CORPORATION

By	/s/ Dale A. Rocheleau Dale A. Rocheleau Senior Vice President, General Counsel and Corporate Secretary
July 8, 2010